EXHIBIT 2.5

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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In re: Chapter 11

 DIRECTRIX, INC. Case No.: 02-12686 (ALG)
 Debtor. Confirmed
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ORDER AUTHORIZING DISTRIBUTION

Upon the application (the “Application”) of Kenneth R. Levine, Trustee (the “Trustee”) of the Directrix, Inc. Trust, for the entry of an order authorizing a final distribution of new common stock of the Reorganized Debtor to creditors pursuant to the above-captioned debtor’s (the “Debtor”) plan of reorganization; and no objection to the relief sought in the Application having been filed; and no additional notice being necessary or required; it is hereby

ORDERED, that the Application is granted; and it is further

ORDERED, that the Trustee is authorized and shall immediately arrange for the distributions of new common stock in the reorganized debtor to the general unsecured creditors and pre-petition secured lenders as substantially set forth in the two schedules annexed hereto.

Dated: New York, New York

October 6, 2008

 /s/ Allan L. Gropper
United States Bankruptcy Judge